Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements of Pernix Therapeutics Holdings, Inc. (the "Company," "we," "our" or "us") and Orexigen Therapeutics Inc. ("Orexigen") have been prepared to give effect to the acquisition of Orexigen by Nalpropion Pharmaceuticals, Inc. ("Nalpropion"), a special purpose vehicle jointly owned by Pernix Ireland Pain Designated Activity Company ("PIP DAC"), a wholly owned subsidiary of the Company and funds managed by Highbridge Capital Management, LLC ("Highbridge") and Whitebox Advisors LLC ("Whitebox"). On July 27, 2018, Nalpropion acquired substantially all of the assets of Orexigen, including worldwide rights to Contrave® (naltrexone HCl / bupropion HCl) ("Contrave"), a prescription-only weight loss medication (the "Orexigen Acquisition"). Orexigen had filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. in the United States Bankruptcy Court for the District of Delaware. The purchase price for the Orexigen Acquisition was $73.5 million with $5 million held back to cover potential indemnification claims. PIP DAC contributed 10%, or $7.35 million, to Nalpropion towards the purchase of Orexigen. As a result, the Company owns 10% of the equity and has one of three seats on the Board of Directors of Nalpropion. Nalpropion qualifies as a Variable Interest Entity based on its governance structure and contractual relationship with the Company, and the Company will therefore consolidate Nalpropion in its consolidated financial statements since the Company has the power to direct activities that most significantly impact Nalpropion's economic performance.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company and Orexigen and were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, "Business Combinations". The unaudited pro forma condensed combined statements of operations are presented as if the acquisition occurred as of January 1, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is based on the consolidated statements of operations of the Company and Orexigen for the year ended December 31, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 is based on the consolidated statements of operations of the Company and Orexigen for the six months ended June 30, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the acquisition occurred as of June 30, 2018 and is based on consolidated balance sheets of the Company and Orexigen as of June 30, 2018.

For purposes of these unaudited pro forma condensed combined financial statements, the total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based upon the historical unaudited balance sheet of Orexigen as of June 30, 2018, included herein by reference, and Nalpropion's preliminary estimate of certain fair values. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. The final purchase price allocation may differ from the pro forma amounts reflected herein. The allocation of the purchase price will be adjusted in accordance with the acquisition method of accounting, to the extent that actual amounts differ from the amounts included in the pro forma financial information.

These unaudited pro forma condensed combined financial statements should be read in conjunction with:

  the Company's audited consolidated financial statements and related Notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission ("SEC") on March 8, 2018;

  the Company's unaudited condensed consolidated financial statements and related Notes thereto contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018 and 2017 filed with the SEC on August 9, 2018;

  Orexigen's audited consolidated financial statements and related Notes thereto as of December 31, 2017 and 2016, and for the two years ended December 31, 2017 included as Exhibit 99.2 to this Current Report on Form 8-K/A filed herewith; and

  Orexigen's unaudited consolidated financial statements and related Notes thereto as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 included as Exhibit 99.3 to this Current Report on Form 8-K/A filed herewith.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations of the Company would have been if the acquisition occurred as of the date indicated or what such financial position or results will be for any future periods. The pro forma information gives effect only to the adjustments set forth in the accompanying Notes to these unaudited pro forma condensed combined financial statements and does not reflect any anticipated synergies which may be realized by the Company.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying Notes.

PERNIX THERAPEUTICS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2018
(In thousands)

	Historical		Adjustments/		Pro Forma		Pro Forma
	Pernix	Orexigen	Reclassifications(1)		Adjustments (2)		Combined
Assets
Current assets:
Cash and cash equivalents	$19,925	$17,167	$-		$23,167	(a)	$60,259
					(16,437)	(b)	(16,437)
					(345)	(j)	(345)
Accounts receivable, net	35,275	30,760	3,706	(i)	(9,123)	(b) (j)	60,618
Inventory, net	5,058	11,583	-		6,636	(b)	23,277
Prepaid expenses and other current assets	6,096	10,267	-		(9,923)	(b)	6,440
Income tax receivable	101	-	-		-		101
Total current assets	66,455	69,777	3,706		(6,025)		133,913

Property and equipment, net	681	450	-		(24)	(b)	1,107
Goodwill	12,100	-	-		4,361	(b)	16,461
Intangible assets, net	85,424	55,156	-		(4,656)	(b)	135,924
Other	1,973	1,648	-		(1,648)	(d)	1,973
Total assets	$166,633	$127,031	$3,706		$(7,992)		$289,378
Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$10,797	$3,725	$-		$(2,628)	(b)	$11,894
Accrued personnel expense	3,661	-	1,044	(ii)	(142)	(b)	4,563
Accrued allowances/expenses	54,020	23,133	(8,338)	(i),(ii)	(2,763)	(b)	66,052
Deferred revenue, current portion	-	1,363	-		3	(b)	1,366
Other accrued expenses	3,324	-	-		-		3,324
Interest payable	10,524	-	-		-		10,524
Debtor in possession financing	-	8,043	-		(8,043)	(e)	-
Other liabilities - current	3,765	-	11,000	(ii)	(4,090)	(b) (c)	10,675
Total current liabilities	86,091	36,264	3,706		(17,663)		108,398

Liabilities subject to compromise	-	280,064	-		(280,064)	(f)	-
Convertible notes - long-term, net	66,928	-	-		-		66,928
Exchangeable notes - long-term, net	9,016	-	-		-		9,016
Delayed draw term loan - long-term, net	28,183	-	-		9,167	(g)	37,350
Term Loan	-	-	-		41,250	(h)	41,250
Deferred revenue, less current portion	-	11,189	-		(53)	(b)	11,136
Derivative liability	72	-	-		-		72
Contingent consideration	1,501	-	-		-		1,501
Treximet Secured Notes - long-term, net	162,853	-	-		-		162,853
Credit facilities - long-term	14,185	-	-		-		14,185
Arbitration award	2,000	-	-		-		2,000
Other liabilities	822	-	-		-		822
Total liabilities	371,651	327,517	3,706		(247,363)		455,511

Stockholders' (deficit) equity:
Common stock	121	19	-		(19)	(i)	121
Additional paid-in capital (external)	262,492	723,034	-		(723,034)	(i)	262,492
Accumulated other comprehensive income	-	(6,103)	-		6,103	(i)	-
Accumulated deficit	(467,631)	(917,436)	-		915,071	(i) (j)	(469,996)
Total equity attributable to controlling interest holders	(205,018)	(200,486)	-		198,121		(207,383)
Noncontrolling interest	-	-	-		41,250	(k)	41,250
Total stockholders' deficit	(205,018)	(200,486)	-		239,371		(166,133)
Total liabilities and stockholders' deficit	$166,633	$127,031	$3,706		$(7,992)		$289,378

(1)

Represents reclassification adjustments to the historical presentation of Orexigen to confirm to the historical presentation in Pernix's consolidated financial statements. See note 3 to these unaudited pro forma condensed combined financial statements for further information.

(2)	See note 4 to these unaudited pro forma condensed combined financial statements for further information.

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these pro forma financial statements.

PERNIX THERAPEUTICS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2018
(In thousands)

	Historical				Pro Forma		Pro Forma
	Pernix	Orexigen	Reclassifications(1)		Adjustments (2)		Combined
Revenues:
Net product sales	$49,227	$41,728	$-		$-		$90,955
Collaborative agreement	-	749	-		-		749
Total Revenues	49,227	42,477	-		-		91,704

Costs and operating expenses:
Cost of product sales	14,530	12,387	(66)	(iii)	-		26,851
Selling, general and administrative expense	35,540	70,170	(105)	(iii)	-		105,605
Research and development expense	10	7,276	-		-		7,286
Depreciation and amortization expense	11,295	3,968	171	(iii)	(1,438)	(a)	13,996
Change in fair value of contingent consideration	143	-	-		-		143
Restructuring costs	1,214	-	-		-		1,214
Total costs and operating expenses	62,732	93,801	-		(1,438)		155,095

Loss from operations	(13,505)	(51,324)	-		1,438		(63,391)

Other income (expense):
Reorganization items	-	(178,290)			178,290	(f)	-
Interest income	-	102	-		(102)	(b)	-
Interest expense	(18,990)	(2,356)	-		330	(c)	(21,016)
Gain on sale of assets	446	-	-		-		446
Change in fair value of derivative liability	21	-	-		-		21
Gain from exchange of debt	-	-	-		-		-
Foreign currency transaction gain (loss)	(21)	(2,309)	-		-		(2,330)
Total other expense, net	(18,544)	(182,853)	-		178,518		(22,879)

Loss before income tax expense	(32,049)	(234,177)	-		179,956		(86,270)
Income tax expense	48	-	-		-	(g)	48
Net loss	(32,097)	(234,177)	-		179,956		(86,318)
Adjust: Net loss attributable to noncontrolling interests	-	-	-		-		-
Net loss attributable to common stockholders	$(32,097)	$(234,177)	$-		$179,956		$(86,318)

Net loss per common and potential common share attributable to common stockholders
Basic	$(2.70)						$(7.25)
Diluted	$(2.70)						$(7.25)

Weighted-average common and potential common shares outstanding:
Basic	11,907						11,907
Diluted	11,907						11,907

(1)

Represents reclassification adjustments to the historical presentation of Orexigen to conform to the historical presentation in Pernix's consolidated financial statements. See note 3 to these unaudited pro forma condensed combined financial statements for further information.

(2)	See note 5 to these unaudited pro forma condensed combined financial statements for further information.

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these pro forma financial statements.

PERNIX THERAPEUTICS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(In thousands)

	Historical				Pro Forma		Pro Forma
	Pernix	Orexigen	Reclassifications(1)		Adjustments (2)		Combined
Revenues:
Net product sales	$146,068	$87,924	$-		$-		$233,992
Collaborative agreement	-	651	-		-		651
Total Revenues	146,068	88,575	-		-		234,643

Costs and operating expenses:
Cost of product sales	44,631	23,941	(133)	(iii)	-		68,439
Selling, general and administrative expense	76,801	172,185	(293)	(iii)			248,693
Research and development expense	787	26,901	-		-		27,688
Depreciation and amortization expense	73,216	7,937	426	(iii)	(2,877)	(a)	78,702
Change in fair value of contingent consideration	(1,045)	(6,800)	-		-		(7,845)
Impairments of intangibles, goodwill and other assets	18,525	9,000	-		(9,000)	(a)	18,525
Gain from legal settlement	(10,476)	-	-		-		(10,476)
Restructuring costs	88	-	-		-		88
Total costs and operating expenses	202,527	233,164	-		(11,877)		423,814

Loss from operations	(56,459)	(144,589)	-		11,877		(189,171)

Other income (expense):
Interest income	-	555	-		(555)	(b)	-
Interest expense	(36,957)	(3,622)	-		(457)	(c)	(41,036)
Gain on sale of assets	2,000	-	-		-		2,000
Change in fair value of derivative liability	47	81,276	-		(81,276)	(d)	47
Gain from exchange of debt	14,650	13,655	-		(13,655)	(e)	14,650
Foreign currency transaction gain (loss)	(49)	12,073	-		-		12,024
Total other expense, net	(20,309)	103,937	-		(95,943)		(12,315)

Loss before income tax expense	(76,768)	(40,652)	-		(84,066)		(201,486)
Income tax expense	373	(1,110)	-		-	(g)	(737)
Net loss	(77,141)	(39,542)	-		(84,066)		(200,749)
Adjust: Net loss attributable to noncontrolling interests	-	-	-		-		-
Net loss attributable to common stockholders	$(77,141)	$(39,542)	$-		$(84,066)		$(200,749)

Net loss per common and potential common share attributable to common stockholders
Basic	$(7.21)						$(18.75)
Diluted	$(7.21)						$(18.75)

Weighted-average common and potential common shares outstanding:
Basic	10,706						10,706
Diluted	10,706						10,706

(1)

Represents reclassification adjustments to the historical presentation of Orexigen to conform to the historical presentation in Pernix's consolidated financial statements. See footnote 3 to these unaudited pro forma condensed combined financial statements for further information.

(2)	See note 5 to these unaudited pro forma condensed combined financial statements for further information.

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of transactions

On April 17, 2018 Pernix Ireland Pain Designated Activity Company ("PIP DAC"), a wholly owned subsidiary of Pernix Therapeutics Holdings, Inc. (the "Company"), entered into a commitment letter (the "Commitment Letter") pursuant to which PIP DAC committed to provide Nalpropion Pharmaceuticals, Inc. ("Nalpropion") with $7.5 million in debt and/or equity capital to fund Nalpropion's purchase of certain assets of Orexigen Therapeutics, Inc. ("Orexigen") on the terms and conditions contained in the Commitment Letter. Nalpropion is a special purpose vehicle jointly owned by PIP DAC and certain other co-investors. Nalpropion submitted a "stalking horse" bid to purchase certain assets of Orexigen, which filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. in the United States Bankruptcy Court for the District of Delaware. On June 22, 2018, the Company announced that no other bids for Orexigen's assets were received by the court-approved bid deadline and on July 27, 2018 Nalpropion acquired substantially all of the assets of Orexigen, including worldwide rights to Contrave® (naltrexone HCl / bupropion HCl) ("Contrave"), a prescription-only weight loss medication (the "Orexigen Acquisition"). The purchase price for the Orexigen Acquisition was $73.5 million with $5 million held back to cover potential indemnification claims. On July 27, 2018, the Company funded PIP DAC's contribution of 10% of the capital required to fund the purchase price for Orexigen, or $7.35 million, and an incremental $1.82 million for working capital requirements via the existing delayed draw term loan facility by and among PIP DAC, the lenders party thereto and Cantor Fitzgerald Securities, as agent. The Company, through PIP DAC, also received two purchase options that will enable it to acquire up to 49.9% and 100% of Nalpropion at specified time periods and purchase prices.

The Company, through PIP DAC, owns 10% of the equity and has one of three seats on the Board of Directors of Nalpropion. Nalpropion qualifies as a variable interest entity based on its governance structure and the Company will consolidate Nalpropion in its consolidated financial statements since the Company has the power to direct activities that most significantly impacts Nalpropion's economic performance. The Company will, for an initial term of two years, manage Nalpropion's operations and product distribution in the United States. As consideration for its efforts, the Company will receive a management fee equal to 5% of net sales derived by Nalpropion as well as reimbursement of certain shared services expenses at the Company's cost.

Description of certain other significant transactions

2018 Term Loan

On July 27, 2018, Nalpropion entered into a credit agreement (the "Credit Agreement") with Wilmington Savings Fund Society, FSB, as administrative and collateral agent, and certain lenders including PIP DAC and certain affiliates of Highbridge Capital Management, LLC ("Highbridge") and Whitebox Advisors LLC ("Whitebox," and collectively, the "Lenders") from time to time party thereto providing for $45.8 million principal amount of a three-year term loan (the "2018 Term Loan"). Loans under the 2018 Term Loan bear interest at 8.0% per year and mature on July 27, 2021. PIP DAC provided $4.6 million of the total commitment under the credit facility established under the Credit Agreement (the "Credit Facility"). Nalpropion borrowed the full $45.8 million available under the 2018 Term Loan to partially fund the Orexigen Acquisition and for working capital requirements.

The borrowings under the Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in the intangible assets of Nalpropion. Nalpropion is permitted to make voluntary prepayments at any time without payment of a premium or penalty. Nalpropion is required to make mandatory prepayments of outstanding indebtedness under the Credit Agreement (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions), and (c) 75% of the excess cash flow generated during a semi-annual period (commencing with [the period subsequent to] June 30, 2019), depending on certain factors as defined in the Credit Agreement.

The Credit Agreement contains certain negative covenants (subject to exceptions, materiality thresholds and other allowances) including, without limitation, negative covenants that limit Nalpropion's ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of certain assets, make optional payments in connection with or modify certain debt instruments, pay dividends or make other payments on capital stock, engage in mergers or consolidations, enter into arrangements that restrict Nalpropion's ability to pay dividends or grant liens, engage in transactions with affiliates, or change its fiscal year.

In addition, the Credit Agreement also contains customary events of default (with customary grace periods and materiality thresholds). Upon the occurrence of certain events of default, the obligations under the Credit Agreement may be accelerated and any remaining commitments thereunder may be terminated.

Note 2. Basis of presentation

The historical consolidated financial information of the Company has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Orexigen acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the results of operations.

The Orexigen Acquisition has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") 805, "Business Combinations". The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The adjustments to reflect the acquisition method of accounting are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, "Fair Value Measurement," as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The allocation of purchase price is preliminary at this time, and will remain preliminary until Nalpropion finalizes the valuation of the net assets acquired. The final allocation of the purchase price is dependent on a number of factors, including the final determination of fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the acquisition. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

The unaudited pro forma financial statements also do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the total expected costs to integrate the operations of Orexigen or the total expected costs necessary to achieve such cost savings, operating synergies and revenue enhancements.

Note 3. Reclassifications

Certain reclassifications have been made to the historical presentation of Orexigen to conform to the presentation used in the unaudited pro forma condensed combined financial statements. Upon consummation of the acquisition, further review of Orexigen's financial statements may result in additional reclassifications to conform to the Company's presentation.

The following are details of the reclassifications made to the Orexigen consolidated balance sheet as of June 30, 2018 (amounts in thousands).

(i) To reclass allowance for price adjustments and prompt pay discounts out of accounts receivable, net to accrued allowances to conform to the Company's presentation:

Accounts receivable, net - As reported	$30,760
Reclass allowances for price adjustments and prompt pay discounts to accrued allowances	3,706
Orexigen Accounts receivable, net - adjusted	$34,466

(ii) Accrued personnel expense and other liabilities - current have been reclassified out of accrued expenses and into separate financial statement line items to conform to the Company's presentation:

Accrued expenses - As reported	$23,133
Reclass from accounts receivable, net	3,706
Accrued personnel reclass	(1,044)
Other liabilities - current reclass	(11,000)
Orexigen Accrued expenses - adjusted	$14,795

The following are details of the reclassifications made to the Orexigen statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 (amounts in thousands):

(iii) For the year ended December 31, 2017, depreciation expenses of $133 and $293 have been reclassified out of cost of product sales and selling, general and administrative expense, respectively, into a combined line item - Depreciation and amortization expense to conform to the Company's presentation for the year ended December 2017. For the six months ended June 30, 2018, depreciation expenses of $66 and $105 have been reclassified out of cost of product sales and selling, general and administrative expense, respectively, into a combined line item - Depreciation and amortization expense to conform to the Company's presentation.

Note 4. Unaudited pro forma condensed combined balance sheet adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet (amounts in thousands):

(a) The pro forma adjustments to cash and cash equivalents reflects the initial capitalization of Nalpropion, and the cash paid for acquisition excluding the $5 million holdback as follows:

Initial capitalization of Nalpropion	$91,667
Initial cash paid for Orexigen, excluding $5 million holdback	(68,500)
$23,167

(b) The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets:

	Preliminary Purchase	Orexigen	Pro Forma
	Price Allocation	Historical	Adjustments
Cash consideration	$68,500
Holdback (c)	5,000
Preliminary purchase price	$73,500

Cash and cash equivalents	$730	$17,167	$(16,437)
Accounts receivable	27,363	34,466	(7,103)
Inventory	18,219	11,583	6,636
Prepaids and other current assets	344	10,267	(9,923)
Property and equipment	426	450	(24)
Goodwill	4,361	-	4,361
Intangible assets	50,500	55,156	(4,656)
Accounts payable	(1,097)	(3,725)	2,628
Accrued allowances	(12,032)	(14,795)	2,763
Accrued personnel expense	(902)	(1,044)	142
Other liabilities - current (c)	(1,910)	(11,000)	9,090
Deferred revenue	(12,502)	(12,552)	50
	$73,500

(c) Concurrent with the closing of the Orexigen Acquisition, Orexigen and Nalpropion entered into an amendment to that certain Asset Purchase Agreement, dated April 23, 2018, by and between Orexigen and Nalpropion that, among other things, reduced the purchase price to $73.5 million and provided for $5.0 million of the purchase price to be held back by Nalpropion to cover potential indemnification claims. Accordingly, $5.0 million is recognized as consideration payable recorded within accrued expenses.

(d) To remove other long-term assets not acquired by Nalpropion.

(e) To remove debtor in possession financing.

(f) As part of the reorganization plan, the United States Bankruptcy Court for the District of Delaware approved the settlement of allowable claims, which are reported as liabilities subject to compromise in Orexigen's historical consolidated balance sheet. As a result, each of the components of the total liabilities subject to compromise was settled upon emergence from bankruptcy. The balance as of June 30, 2018 of $280.1 million was adjusted to zero for the settlement.

(g) To recognize the $9.2 million incremental term loan borrowing by the Company for the 10% of the capital required to fund Nalpropion for the Orexigen Acquisition and working capital requirements.

(h) To recognize the $45.8 million term loan borrowing by Nalpropion for the Orexigen Acquisition and working capital requirements. As the Company, through PIP DAC, is one of the lenders under the Credit Facility and provided $4.6 million of the total commitment under the Credit Facility, the $4.6 million is eliminated in consolidation as the transaction is between affiliates.

(i) The pro forma adjustments to stockholders' equity is as follows:

Initial Nalpropion capital contribution from Pernix and co-investors	$45,833
Eliminate capital contribution in Nalpropion for consolidation purposes	(45,833)
Eliminate Orexigen's historical common stock	(19)
Eliminate Orexigen's historical additional paid-in capital	(723,034)
Eliminate Orexigen's historical accumulated other comprehensive income	6,103
Eliminate Orexigen historical accumulated deficit	917,436
$200,486

(j) To record acquisition-related costs incurred in connection with the acquisition of Orexigen that has not been reflected in the historical financial statements of Nalpropion. The amount is recorded as a reduction to cash and cash equivalents of $0.3 million, a reduction of Pernix's accounts receivable of $2.0 million and an increase to accumulated deficit.

(k) To recognize the $41.3 million of noncontrolling interests held by Highbridge and Whitebox in Nalpropion.

Note 5. Unaudited pro forma condensed combined statement of operations adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations (amounts in thousands):

(a) Represents the elimination of Orexigen's historical impairment on acquired intangible assets of $9.0 million and historical amortization replaced by Nalpropion's estimated acquired intangible asset amortization as follows:

	Preliminary	Estimated
	Intangible Asset	Useful	Year Ended	Six Months Ended
	Valuation	Life	December 31, 2017	June 30, 2018
Product rights	$44,800	10 years	$4,480	$2,240
Tradenames	4,800	12 years	400	200
Other	900	5 years	180	90
Less: historical Orexigen amortization			(7,937)	(3,968)
	$50,500		$(2,877)	$(1,438)

(b) To remove the interest income of Orexigen.

(c) Represents adjustments to interest expense for the year ended December 31, 2017 and six months ended June 30, 2018 to reflect (i) the pro forma effects of the removal of the Orexigen convertible notes not assumed, (ii) the issuance of the $45.8 million 2018 Term Loan and related interest expense, (iii) the recognition of interest income to Pernix as the Company is the one of the lenders under the $45.8 million 2018 Term Loan and (iv) $9.2 million of additional borrowings under the Pernix delayed draw term loan.

	Year Ended	Six Months Ended
	December 31, 2017	June 30, 2018
Elimination of Orexigen's historical interest expense	$3,622	$2,356
Nalpropion term loan interest expense	(3,667)	(1,818)
Pernix interest income	367	182
Pernix - delayed draw term loan interest expense	(779)	(390)
	$(457)	$330

(d) To remove the change in fair value of the derivative liability related to Orexigen's convertible notes not assumed by Nalpropion.

(e) To remove the gain on extinguishment of debt related to Orexigen's convertible notes not assumed by Nalpropion.

(f) Reflects the elimination of nonrecurring reorganization items that were directly attributable to the Chapter 11 bankruptcy.

(g) No tax benefits have been recognized on the pro forma pretax loss based on the change in valuation allowance due to management's uncertainty on the realization of deferred tax assets.

The pro forma adjustments included in the pro forma condensed combined statement of operations do not give effect to the impact on gross profit of the adjustment to increase inventory by approximately $5,597 to its estimated fair value. Subsequent to the acquisition, Nalpropion's cost of sales will reflect the increased valuation of Orexigen's inventory as the acquired inventory is sold which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statement of operations.